UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

                             May 23, 2013

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On May 23, 2013, Universal Insurance Holdings, Inc. (“Company”), as borrower, entered into a $20 million unsecured term loan agreement (“Term Loan”) and related term note (“Term Note”) with RenaissanceRe Ventures Ltd., as lender (“RenRe”). The Term Loan and Term Note are part of a series of agreements entered into by the Company and RenRe and its affiliates pursuant to which, among other things, the Company will purchase a covered loss index swap from an affiliate of RenRe and such affiliate will reserve reinsurance capacity for the Company’s reinsurance program and receive a right of first refusal in respect of a portion thereof.

The Term Loan bears interest at the rate of 50 basis points per annum and matures on the earlier of May 23, 2016 or the date that all principal under the Term Loan is pre-paid or deemed paid in full. The Term Loan is amortized over the three-year term and the Company may prepay the loan without penalty. The obligations of the Company under the Term Loan are guaranteed by four of the Company’s subsidiaries that are not regulated insurance companies (“Guarantors”), each of which has executed a guaranty as a subsidiary guarantor in favor of RenRe.

In connection with obtaining the consent of Deutsche Bank Trust Company Americas (“DB”), with whom the Company currently has an unsecured $10 million revolving line of credit, to the Term Loan, RenRe and DB entered into a Sharing Agreement on May 23, 2013 (“Sharing Agreement”), the provisions of which the Company and the Guarantors have acknowledged. The Sharing Agreement provides in part that, upon certain insolvency or liquidation events, loan payments must be made 50% to DB and 50% to RenRe until the revolving credit loan to DB has been paid in full. Also on May 23, 2013, the Company and DB amended their existing revolving loan agreement to provide in substantial part for the approval of the Term Loan (“DB Loan Amendment”). In addition, the obligations of the Company under the revolving loan agreement with DB, as amended, are now guaranteed by the Guarantors, each of which has executed a guaranty as a subsidiary guarantor in favor of DB.

The Term Loan contains customary reporting, financial, affirmative and negative covenants. An event of default under the Term Loan may be triggered by events such as a failure to make payments when due, a failure to comply with the covenants therein, certain insolvency proceedings or a change of control of the Company. An event of default would permit RenRe to, among other things, accelerate any amounts due under the Term Loan.

The Company may use loan proceeds for working capital and other general corporate purposes and to repurchase shares of its equity stock from its shareholders. The Company used a portion of the net proceeds of the Term Loan to repurchase 2,000,000 shares of the Company’s common stock owned by Bradley I. Meier, the Company’s former Chairman, President and Chief Executive Officer. As previously disclosed in the Company’s Current Report on Form 8-K dated April 2, 2013, the Company was obligated to repurchase 2,000,000 shares of common stock from Mr. Meier on or before June 1, 2013 pursuant to the repurchase agreement between Mr. Meier and the Company dated April 1, 2013 (“First Repurchase Agreement”).

As part of the series of agreements with RenRe, on May 23, 2013, the Company, RenRe and Mr. Meier agreed to assign to RenRe a portion of the Company’s right of first refusal to repurchase shares of the Company’s common stock owned by Mr. Meier under the First Repurchase Agreement. RenRe will have a right of first refusal to repurchase one-third of the shares offered by Mr. Meier, up to the lesser of 2,000,000 shares and 4.99% of the Company’s outstanding common stock.

Also on May 23, 2013, the Company entered into a second repurchase agreement with Mr. Meier (“Second Repurchase Agreement”). Pursuant to the Second Repurchase Agreement, the Company used a portion of the net proceeds of the Term Loan to repurchase 2,666,000 shares of the Company’s common stock owned by Mr. Meier at a repurchase price of $4.50 per share, representing a discount from the current market price of the Company’s common stock.

After the Company’s share repurchases, Mr. Meier owns in the aggregate 4,874,673 shares, or 13.8% of the Company’s currently outstanding common stock.

The foregoing description of the Term Loan, Term Note, Sharing Agreement, DB Amendment and Second Repurchase Agreement is not complete and is qualified in its entirety by reference to the full text of such documents, which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K relating to the Term Loan, Term Note, Sharing Agreement and DB Amendment is incorporated by reference in this Item 2.03.

Item 7.01 Regulation FD Disclosure

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K information contained in the press release filed as Exhibit 99.1 to this report. The information furnished pursuant to, and incorporated by reference in, this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

10.1	Term Loan Agreement, dated May 23, 2013, by and between the Company and RenaissanceRe Ventures Ltd.

10.2	Term Note, dated May 23, 2013, by the Company in favor of RenaissanceRe Ventures Ltd., in the original principal amount of $20,000,000

10.3	Sharing Agreement, dated May 23, 2013, by and between RenaissanceRe Ventures Ltd. and Deutsche Bank Trust Company Americas and acknowledged by the Company and the Guarantors

10.4	First Amendment and Consent to Revolving Loan Agreement, dated May 23, 2013, by and between Deutsche Bank Trust Company Americas and the Company

10.5	Repurchase Agreement, dated May 23, 2013, by and between the Company and Bradley I. Meier

99.1	Press release dated May 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL INSURANCE HOLDINGS, INC.

Date: May 24, 2013	/s/ George R. De Heer
George R. De Heer Chief Financial Officer